Exhibit 10-16

AMENDMENT NO. 1
to
RESTRICTED STOCK PLAN
of
ENERGY EAST CORPORATION

     The Restricted Stock Plan (the "Plan") of Energy East Corporation is hereby amended as follows, effective as of February 13, 2003:

    Article XII (C) of the Plan is hereby amended to read in its entirety as follows:

     In the event that a Participant elects ("Section 83(b) Election"), pursuant to Section 83(b) of the Code, to include in gross income for Federal income tax purposes an amount equal to the fair market value of the Restricted Stock at the time of the issuance of the Award, the Participant shall notify the Company of said election at the time the Section 83(b) Election is made.

     The Company shall have the right to require the Participant to remit promptly to the Company, upon demand, amounts sufficient to satisfy any applicable Federal, state and local taxes that are required to be withheld with respect to the following events with respect to the Restricted Stock: (i) the lapsing or other satisfaction of forfeiture restrictions on the Restricted Stock, or, if earlier, the making of a Section 83(b) Election with respect to the Restricted Stock, and (ii) the payment of dividends with respect to Restricted Stock as to which a Section 83(b) Election has not been made and as to which the forfeiture restrictions have not lapsed or been otherwise satisfied. If a Participant fails to remit the full amounts required hereunder, the Company shall, to the extent permitted by law, have the right to deduct from any payment of any kind otherwise due to the Participant the amount by which any applicable Federal, state and local taxes that are required to be withheld exceeds the amount remitted by the Participant to the Company.